CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Desert Hawk Gold Corp.
2719 W. Strong Way
Spokane, WA 99208

We hereby consent to the incorporation by reference of our report dated June 21, 2010, except for notes 5 and 10 which are dated November 9, 2010, with respect to the financial statements of Desert Hawk Gold Corp. appearing in the Annual Report of Desert Hawk Gold Corp. for the years ended December 31, 2009 and 2008 and for the period from May 1, 2009 (re-entry to exploration stage) to December 31, 2009, in the amended Registration Statement of Desert Hawk Gold Corp. on Form S-1/A to be filed on or about December 10, 2010.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
December 10, 2010